TECHNE CORPORATION ANNOUNCES ACQUISITION COMPLETION

Minneapolis - July 22, 2013 - Techne Corporation (NASDAQ: TECH) (Techne) announced today that it has finalized its previously announced acquisition of Bionostics Holdings Limited and its operating subsidiary Bionostics, Inc. (Bionostics). Bionostics was acquired for approximately $104 million in cash, subject to adjustments following closing based on the final level of working capital.

Bionostics is a global leader in the development, manufacture and distribution of control solutions that verify the proper operation of in vitro diagnostic (IVD) devices primarily utilized in point of care blood glucose and blood gas testing. Bionostics has strategic supply relationships with virtually all global IVD device Original Equipment Manufacturers (OEMs).

Techne, through its subsidiaries R&D Systems and R&D Systems Europe, is engaged in the development, manufacture and sale of biotechnology products and hematology calibrators and controls. Bionostics and Techne's Hematology Division will collectively operate under a new Clinical Controls Division of R&D Systems after close of the transaction.

Bionostics was founded in 1981 and is based in Devens, Massachusetts. Its controls are proprietary device-specific formulations which require FDA 510(k) approval. Like the products made by R&D Systems' Clinical Controls Division, each control is also a component of the OEM's 510(k), making Bionostics' controls integral to each diagnostic device. Controls for blood glucose and blood gas devices are the largest portion of Bionostics' business. Bionostics recently launched coagulation device control products and is developing new controls for other growing diagnostic uses, particularly controls for cholesterol and HbA1c point-of-care testing (POCT) devices.

Fredrikson & Byron, P.A. served as legal counsel to Techne.

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TECHNE Corporation and Subsidiaries (the Company) are engaged in the development, manufacture and sale of biotechnology products and hematology calibrators and controls. These activities are conducted through the Company's two operating subsidiaries: Research and Diagnostic Systems, Inc. (R&D Systems) of Minneapolis, Minnesota and R&D Systems Europe, Ltd. (R&D Europe) of Abingdon, England. R&D Systems is a specialty manufacturer of biological products. R&D Systems has three subsidiaries: BiosPacific, Inc. (BiosPacific), located in Emeryville, California, Boston Biochem, Inc., located in Cambridge, Massachusetts, and R&D Systems China Co. Ltd., (R&D China), located in Shanghai, China. BiosPacific is a worldwide supplier of biologics to manufacturers of in vitro diagnostic systems and immunodiagnostic kits. Boston Biochem is a leading developer and manufacturer of ubiquitin-related research products. R&D China and R&D Europe distribute biotechnology products. R&D Europe has two subsidiaries: Tocris Holdings Ltd. (Tocris) of Bristol, England and R&D Systems GmbH, a German sales operation. Tocris is a leading supplier of chemical reagents for non-clinical life science research.

Contact:   Greg Melsen, Chief Financial Officer
           Kathy Backes, Controller
           (612) 379-8854